                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                                                       SEC File Number 33-42701
                                                       CUSIP Number 740-474-101

                             NOTICE OF LATE FILING
                                 (Check One):

[X] Form 10-KSB  [] Form 11-K   [] Form 20-F  [] Form 10-QSB  [] Form N-SAR
                      For Period Ended:  January 25, 1998

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If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates: N/A

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PART I--REGISTRANT INFORMATION
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     Full Name of Registrant:      Premier Concepts, Inc.

     Former Name if Applicable:

     Address of Principal Executive Office (Street and Number):

                        3033 S. Parker Road, Suite 120
                            Aurora, Colorado 80014

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PART II--RULES 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12(b)-25(b), the following
should be completed.   (Check box if appropriate)

[   ]     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ]     (b)  The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]     (c)  The accountant's statement or other exhibit required by
Rule 12b-25(c) has been attached if applicable.

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PART III--NARRATIVE
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State below in reasonable detail the reasons why form 10-KSB, 11-K, 20-F, 10-QSB or N-SAR or portion thereof could not be filed within the prescribed time period.

     The Registrant is unable to file its Annual Report on Form 10-KSB within the prescribed time period because the Company has experienced some difficulty in compiling its financial records to complete the preparation of the audited financial statements for the relevant fiscal year.

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PART IV--OTHER INFORMATION
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     (1) Name and telephone number of person to contact in regard to this notification

                           Clifford L. Neuman, Esq.
                         Neuman, Drennen & Stone, LLC
                               1507 Pine Street
                            Boulder, Colorado 80302
                                (303) 447-2212

     (2) Have all other period reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
no, identify report(s).  [ X ] Yes   [  ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
portion thereof?    [  ] Yes   [ X ] No

     If so; attached an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            PREMIER CONCEPTS, INC.
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                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:     April 24, 1998                     By:  /s/ Sissel Greenberg
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                                             Sissel Greenberg, President

                                  EXHIBIT 1.0
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April 21, 1998



Securities and Exchange Commission
Washington, D.C.  20549

     RE:  Premier Concepts, Inc.
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Gentlemen:

We confirm that the audit of Premier Concepts, Inc. is not yet completed and cannot be completed by the required filing date of April 27, 1998 without unreasonable cost and effort.

Sincerely,



/s/ Hein + Associates LLP
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Hein + Associates LLP